Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Lantern Pharma Inc. and Subsidiary on Form S-1 (No. XXX-XXXXX) to be filed on or about January 24, 2020 of our report dated January 24, 2020, on our audit of the consolidated financial statements as of December 31, 2018 and for the year then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

January 24, 2020